UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                    ----------------------------------------


                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 19, 2004



                         LIQUIDMETAL TECHNOLOGIES, INC.
             (Exact name of Registrant as Specified in its Charter)



           Delaware                       000-31332              20-0121262
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
incorporation or organization)                               Identification No.)


                        25800 Commercentre Dr., Suite 100
                              Lake Forest, CA 92630
               (Address of Principal Executive Offices; Zip Code)

       Registrant's telephone number, including area code: (949) 206-8000


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                         LIQUIDMETAL TECHNOLOGIES, INC.

                                    FORM 8-K


Item 5.  Other Events and Regulation FD Disclosure.

On August 19, 2004, Liquidmetal Technologies, Inc. (the "Company") completed a private exchange offer for the 6% Senior Convertible Notes Due 2007 that were originally issued by the Company on March 1, 2004 (the "Prior Notes"). As disclosed in the Company's Form 8-K filed on March 3, 2004, the Prior Notes were originally issued in a March 2004 private placement transaction in the amount of approximately $10 million to investor groups based in the U.S. and South Korea. Under the terms of the recently completed exchange offer, $5,509,002 in aggregate principal amount of the Prior Notes were exchanged for an aggregate of
(i) $2,754,501 of 10% Senior Secured Notes Due 2005 (the "Short-Term Notes") and
(ii) $2,754,501 million of 6% Senior Secured Notes Due 2007 (the "Long-Term Notes"). The Short-Term Notes and Long-Terms Notes (the "New Notes") bear an issue date of July 29, 2004. In connection with the exchange offer, $4,464,999 in principal amount of the Prior Notes (and their associated warrants) were voluntarily redeemed by the Company for a cash redemption price equal to the principal amount of the redeemed notes plus accrued but unpaid interest through the redemption date.


The exchange offer was made in response to the Company's previously announced inability (and corresponding default under the Prior Notes) to timely file its reports under the Securities Exchange Act of 1934 and to timely file a registration statement covering the resale of the common stock into which the Prior Notes were convertible.


Under the completed exchange offer, the newly issued Short-Term Notes will have a maturity date of July 29, 2005, and a conversion price of $2.00 per share (compared to a conversion price of $3.00 per share under the Prior Notes). The Long-Term Notes will have a maturity date of July 29, 2007, and a conversion price of $1.00 per share. Under the Long-Term Notes, the noteholders will have the right to call for repayment of the Long-Term Notes prior to maturity at any time after the second anniversary of the closing of the exchange offer. Additionally, the holders of the New Notes will also have the right to call for early repayment of the New Notes if, within 180 days of the issue date of the New Notes (i) the Company does not become compliant with its SEC reporting obligations, and (ii) the Company's common stock does not become listed or quoted on the OTC Bulletin Board, Nasdaq Stock Market, New York Stock Exchange, or American Stock Exchange. Also as a part of the exchange offer, a total of 562,151 warrants to purchase Company common stock at an exercise price of $3.00 per share, all of which were previously issued in connection with the purchase of the Prior Notes, have been amended to provide for an extended expiration date of March 1, 2006.


Under the terms of the exchange offer, the Company's default under the Prior Notes has been waived, and the Company will have an extended period of 90 days after the issue date of the New Notes to become current in its Exchange Act reports and to file a registration statement covering the shares into which the New Notes are convertible. As a result of the completion of the exchange offer, none of the Prior Notes remain outstanding.


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


Item 7.  Financial Statements and Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.


                                    Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

                                        LIQUIDMETAL TECHNOLOGIES, INC.



                                        By: /s/ John Kang
                                            ------------------------------------
                                             John Kang
                                             Chairman, President, and Chief
                                                Executive Officer


Date: August 20, 2004




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                                  EXHIBIT INDEX

Exhibit Number                                  Description
--------------                                  -----------

10.1               --   Note Exchange Agreement, dated July 29, 2004, among
                        Liquidmetal Technologies, Inc. and certain individuals identified as "Noteholders" therein.

10.2               --   Form of 10% Senior Secured Notes Due 2005 of Liquidmetal
                        Technologies, Inc. issued pursuant to Note Exchange
                        Agreement filed as Exhibit 10.1 hereto.

10.3               --   Form of 6% Senior Security Note Due 2007 of Liquidmetal
                        Technologies, Inc. issued pursuant to Note Exchange
                        Agreement filed as Exhibit 10.1 hereto.

10.4               --   Note Exchange Agreement, dated July 29, 2004, among
                        Liquidmetal Technologies, Inc and Winvest Venture
                        Partners Inc.

10.5               --   10% Senior Secured Notes Due 2005 of Liquidmetal
                        Technologies, Inc. issued to Winvest Venture Partners
                        Inc.

10.6               --   Form of 6% Senior Security Note Due 2007 of Liquidmetal
                        Technologies, Inc. issued to Winvest Venture Partners
                        Inc.

99.1               --   Press Release, dated August 20, 2004.






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